Exhibit 10.8

Powers of Attorney

I, [Name of Shareholder of VIE Co], a Chinese citizen, with ID card number of ***, own [Percentage of Equity in VIE Co Held by the Shareholder] equity in Beijing Yimutian Xinnong Network Technology Co., Ltd. (“VIE Co”) as of the date of this Powers of Attorney. I hereby irrevocably authorize Beijing YIMUTIAN Network Technology Co., Ltd. (“WFOE”) to exercise the following rights in respect of the equity held by me in VIE Co currently and in the future (“My Equity”) during the term of this Powers of Attorney:

I hereby authorize the WFOE or the person(s) designated by WFOE (including, but not limited to, the directors of the parent company of the WFOE and their successors and any liquidator replacing the directors of the parent company, but excluding any person who is not independent or may give rise to a conflict of interest) (each a “Trustee”) to act as my sole and exclusive proxy to exercise the rights (including but not limited to the following) on my behalf in respect of My Equity: 1) convene and participate in shareholders’ meetings of VIE Co; 2) file the required documents with the relevant company registry; 3) exercise all shareholders’ rights (including shareholders’ voting rights) that I am entitled to under the law and the Articles of Association of VIE Co, including but not limited to the right to receive dividends, sell or transfer or pledge or dispose of all or any part of My Equity; 4) execute any resolutions and minutes of meetings and approve amendments to the Articles of Association in my name and on my behalf as a shareholder of VIE Co; and 5) appoint or remove the legal representative, director, supervisor, general manager and other senior officer of the VIE Co on my behalf, and when any legal representative, director, supervisor, general manager and other senior officer of the VIE Co act against the interests of the VIE Co or its shareholders, take legal action against such persons, etc. I have no right to increase my capital contribution, reduce my capital contribution, transfer, re-pledge or otherwise dispose of or change My Equity without WFOE’s prior written consent.

For the purpose of exercising the rights entrusted hereunder, the WFOE or the person(s) designated by the WFOE shall have the right to obtain various information related to the business operations, business, customers, finances, employees, etc. of VIE Co, and consult relevant materials of VIE Co, and I shall fully cooperate with respect thereto.

Without prior written consent of the WFOE, I will not directly or indirectly participate in, engage in, get involved in or own, or use the information obtained from the WFOE and VIE Co to participate in, engage in, get involved in or own, any business that competes or may compete with that of the WFOE, VIE Co or any of their affiliates or entities, and I do not have any interest in or obtain any benefit from any business that competes or may compete with that of the WFOE, VIE Co or its affiliates or entities. For the avoidance of doubt, this Powers of Attorney shall not be construed as authorizing myself or any other person who is not independent or may give rise to a conflict of interest to exercise the rights within the scope of this Powers of Attorney.

If I become a person without or with limited capacity for civil conduct or die due to liquidation or other reasons, my guardian or successor shall continue performing my duties and enjoying my rights while undertaking to continue abiding by the provisions of this Powers of Attorney.

The Trustee shall have the right to execute, on my behalf, all documents which is required to be executed by myself under the Exclusive Option Agreement among me, the WFOE and VIE Co on October 18, 2023, and the Equity Pledge Agreement among me, the WFOE and VIE Co on October 18, 2023 (including any amendment or restatement thereto, collectively, the “Transaction Documents”).

All acts of the Trustee in respect of My Equity shall be deemed to be my own acts, and all documents executed by the Trustee shall be deemed to be executed by myself, and such acts and execution are hereby acknowledged by me.

The Trustee shall have the right to delegate any of the said matters to other persons or units for handling without sending prior notice to or obtaining consent from me. If so required by Chinese Laws, the Trustee shall appoint a Chinese citizen to exercise the said rights.

Except as otherwise provided in this Powers of Attorney, the Trustee shall have the right to allocate, use or otherwise dispose of the cash dividends and other non-cash income arising from My Equity according to my oral or written instructions.

This Powers of Attorney shall take effect as of the date of signature, and shall be irrevocable during the period of my being a shareholder of VIE Co.

In case of any disputes arising out of or in connection with the execution of this Powers of Attorney, either I or the Trustee shall have the right to submit it to Beijing Arbitration Commission for arbitration in Beijing in accordance with its current arbitration procedures and rules. The arbitral tribunal shall be composed of three arbitrators, who shall be appointed in accordance with the arbitration rules. The claimant and the respondent shall each have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the first two arbitrators through consultation or by the Beijing Arbitration Commission. The arbitration shall be conducted in Chinese and confidentially. The arbitral award shall be final and binding upon all Parties. Where appropriate, the arbitral tribunal or the arbitrators may, in accordance with applicable Chinese Laws, make remedial rulings on My Equity or assets, including restricting the conduct of business, restricting or prohibiting the transfer or sale of equity or assets or winding up of me. In addition, during the composition of the arbitral tribunal, either I or the Trustee shall have the right to apply for interim relief measures to any tribunal with any jurisdiction (including those in the Chinese mainland, Hong Kong and the Cayman Islands). During the arbitration period, this Powers of Attorney shall remain in force, except for the part in dispute between me and the Trustee and which is in arbitration.

During the term of this Powers of Attorney, I hereby waive, and shall not exercise on my own, all such rights that have been granted to the Trustee by this Powers of Attorney in respect of My Equity.

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IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Powers of Attorney on October 18, 2023.

Trustor:

[Name of Shareholder of the VIE Co]

Signature:	/s/ [Name of Shareholder of the VIE Co]

Accepted by:

Beijing YIMUTIAN Network Technology Co., Ltd. (seal)

Affix seal

Signature:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

Acknowledged by:

Beijing Yimutian Xinnong Network Technology Co., Ltd. (seal)

Affix seal

Signature:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

Schedule of Material Differences

One or more persons entered into powers of attorney with Beijing Yimutian Network Technology Co., Ltd. and Beijing Yimutian Xinnong Network Co., Ltd. using this form. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Shareholder of the VIE Co	Percentage of Equity in VIE Co Held by the Shareholder
1.	Deng Jinhong	88.5278%
2.	Ji Jiefang	6.3431%
3.	Gao Haiyan	0.8549%
4.	Liu Min	0.8549%
5.	Liu Zhijia	0.8549%
6.	Song Bailin	0.8549%
7.	Zhou Mi	0.8549%
8.	Zhou Yahui	0.8549%